As filed with the Securities and Exchange Commission on December 11, 2015

Registration No. 333-202251

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STRATEGIC HOTELS & RESORTS, INC.

(BRE Diamond Hotel LLC as successor by merger to Strategic Hotels & Resorts, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	33-1082757
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 West Madison Street, Suite 1700

Chicago, Illinois 60606-3415

(312) 658-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paula C. Maggio

Executive Vice President, Secretary and General Counsel

BRE Diamond Hotel LLC as successor by merger to Strategic Hotels & Resorts, Inc.

200 West Madison Street, Suite 1700

Chicago, Illinois 60606-3415

(312) 658-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian Stadler

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-3765

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-202251) (the “Registration Statement”) of Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), which was filed by the Company with the Securities and Exchange Commission on February 24, 2015.

On December 11, 2015, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 4, 2015, among the Company, Strategic Hotel Funding, L.L.C., a Delaware limited liability company and subsidiary of the Company, BRE Diamond Hotel Holdings LLC, a Delaware limited liability company (“Parent”), BRE Diamond Hotel LLC, a Delaware limited liability company whose sole member is Parent (“Merger Sub”), and BRE Diamond Hotel Acquisition LLC, a Delaware limited liability company whose sole member is Merger Sub, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving company in the merger (the “Merger”).

As a result of the Merger, Merger Sub, as successor to the Company, has terminated any and all offerings of securities registered pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub, as successor to the Company, hereby removes from registration any and all securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 11, 2015.

BRE DIAMOND HOTEL LLC (as successor by merger to Strategic Hotels & Resorts, Inc.)

By:	/s/ Paula C. Maggio
Name:	Paula C. Maggio
Title:	Executive Vice President, General Counsel & Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act.